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                                                                    EXHIBIT 10.1


                              RETIREMENT AGREEMENT

         THIS RETIREMENT AGREEMENT is made and entered into as of the 1st day of April, 1998, by and between JOHN C. ADAMS, an individual ("Retiree"), and RUSSELL CORPORATION, an Alabama corporation (the "Corporation").

                              W I T N E S S E T H:

         WHEREAS, the Corporation is engaged in the design, manufacture and marketing of athletic and leisure clothing and fabrics, with its principal place of business located in Alexander City, Alabama; and

         WHEREAS, Retiree has been employed by the Corporation for in excess of 20 years in various executive positions, most recently serving as its Chairman, President and Chief Executive Officer; and

         WHEREAS, the Corporation requested that Retiree retire, and Retiree agreed to retire, from active employment by the Corporation upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the terms, conditions, covenants and premises herein contained, it is mutually agreed by and between Retiree and the Corporation as follows:

1. Retirement. Effective April 1, 1998, Retiree retired from active employment by the Corporation.

2.       Compensation and Benefits.

     (a)      Retirement Compensation.

         (1) Commencing on the date of this Agreement and continuing through December 31, 1998, Retiree shall be paid retirement compensation of Fifty Thousand Dollars ($50,000) per calendar month (the "1998 Retirement Compensation"), to be paid at the times and in the manner specified in the Corporation's general policies regarding the payment of employment compensation as established from time to time. For federal, state and local tax purposes, said compensation shall be treated as "wages" and the Corporation shall withhold all appropriate taxes therefrom and shall remit such taxes, together with the taxes imposed by ss. 3111 of the Internal Revenue Code of 1986 on the Corporation, to the applicable taxing authorities; provided that subject to the Corporation's obligation to withhold and remit income tax on said compensation to the applicable taxing authorities, Retiree shall be responsible for and pay any additional income tax due and owing thereon. During this period, Retiree shall, in the same manner and at the same cost to him as was in effect for him at the time of his retirement, continue participation and coverage for himself and, where applicable, his spouse under the following employee and fringe benefit plans and policies of the Corporation in which he participated at the time of his retirement: i.e., the Corporation's (i) Group Health Plan,
              (ii) Group Life Insurance Plan, (iii) Accidental Death and Dismemberment Insurance Plan, (iv) Cancer Expense Protection Plan,
              (v) Dental Insurance Plan, (vi) Section 125 Tax Saving Benefit Plan, (vii) Revised Pension Plan, (viii) 401(k) Retirement Savings Plan, (ix) Supplemental Retirement Benefit Plan, (x) 1993 Executive Long-Term Incentive Plan, and (xi) Executive Incentive Program. If Retiree is prohibited from participating in any such plan or policy, the Corporation shall provide Retiree comparable benefits outside such plan or policy. The Corporation further agrees that (i) Retiree's 1998 bonus under the Short-Term Incentive Plan component of the Corporation's Executive Incentive Program shall be computed and paid in accordance with the terms of the Plan, provided that for purposes of said computation the Corporation's "return on assets employed" shall not be reduced by any compensation or other benefits paid or to be paid or provided to John F. Ward, the Corporation's Chief Executive Officer, and
              (ii) Retiree shall be entitled to receive the bonus,


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              if any is earned, paid pursuant to the Performance Unit Plan component of the Corporation's Executive Incentive Program for the 3-year performance plan cycle ending December 31, 1998. Retiree shall be responsible for and pay any income taxes due or owing by Retiree as the result of the Corporation's providing (i) participation and coverage for Retiree, and where applicable, his spouse, under the above designated employee and fringe benefit plans and policies, and (ii) comparable benefits outside such plans and policies in the event Retiree is prohibited from participating in any such plans or policies.

         (2) Commencing January 1, 1999 and continuing through the last day of the month in which Retiree's 65th birthday occurs, Retiree shall be paid annual retirement compensation of Four Hundred Thousand Dollars ($400,000) (the "Post-1998 Retirement Compensation"), to be paid at the times and in the manner specified in the Corporation's general policies regarding the payment of employment compensation as established from time to time. For federal, state and local tax purposes, said compensation shall be treated as "wages" and the Corporation shall withhold all appropriate taxes therefrom and shall remit such taxes, together with the taxes imposed by ss. 3111 of the Internal Revenue Code of 1986 on the Corporation, to the applicable taxing authorities; provided that (i) subject to the Corporation's obligation to withhold and remit income tax on said compensation to the applicable taxing authorities, Retiree shall be responsible for and pay any additional income tax due and owing thereon, and (ii) said compensation shall be treated by the parties as "payments on account of retirement", not as "wages", for purposes of the Social Security earnings test. During this period, Retiree shall, in the same manner and at the same cost to him as was in effect for him at the time of his retirement, continue participation and coverage for himself and, where applicable, his spouse under the following employee and fringe benefit plans and policies of the Corporation in which he participated at the time of his retirement: i.e., the Corporation's (i) Group Health Plan, (ii) Group Life Insurance Plan, (iii) Accidental Death and Dismemberment Insurance Plan,
              (iv) Cancer Expense Protection Plan, (v) Dental Insurance Plan and
              (vi) Section 125 Tax Savings Benefit Plan. In addition, the Corporation shall cause Retiree to accrue benefits under the Corporation's Revised Pension Plan and Supplemental Retirement Benefit Plan during the period commencing January 1, 1999 and ending on the earlier of (x) the last day of the month in which Retiree's 65th birthday occurs or (y) the last day of the month in which Retiree dies, as if Retiree were employed by the Corporation and received salary and bonus of Six Hundred Thousand Dollars ($600,000) per year during said period. If Retiree is prohibited from participating in, or accruing such benefit under, any such plan or policy, the Corporation shall provide Retiree comparable benefits outside such plan or policy. Retiree shall be responsible for and pay any income taxes due or owning by Retiree as the result of the Corporation's providing (i) participation and coverage for Retiree, and where applicable, his spouse, under the above designated employee and fringe benefit plans and policies,
              (ii) comparable benefits outside such plans and policies in the event Retiree is prohibited from participating in any such plans or policies and (iii) accrued benefits as set forth in the sentence immediately preceding the immediately preceding sentence.

         (3) Commencing on the first day of the month following the month in which Retiree's 65th birthday occurs and continuing for his life, Retiree shall be paid annual retirement compensation of Three Hundred Thousand Dollars ($300,000), to be paid as specified in the Corporation's general policies regarding the payment of employment compensation as established from time to time, reduced by the payments actually received by Retiree from the Corporation's Revised Pension Plan and Supplemental Retirement Benefit Plan during such pay periods pursuant to the form of benefit payment then elected by Retiree under said Plans. For federal, state and local tax purposes, said compensation shall be treated as "wages" and the Corporation shall withhold all appropriate taxes therefrom and shall remit such taxes, together with the taxes imposed by ss. 3111 of the Internal Revenue Code of 1986 on the Corporation, to the applicable taxing authorities; provided, that (i) subject to the Corporation's obligation to withhold and remit income tax on said compensation to the applicable taxing authorities, Retiree shall be responsible for and pay any additional income tax due and owing thereon, and (ii) said compensation shall be treated by the parties as "payments on account of retirement", not as "wages", for purposes of the Social Security earnings test.


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         (b)     Continuation of Benefits upon Death of Retiree Prior to Age 65.
              If Retiree dies on or before the last day of the month in which his 65th birthday occurs, the Corporation shall continue to pay to Retiree's spouse Mary M. Adams, if she is living and was married to Retiree at the time of Retiree's death, or if Retiree's spouse Mary M. Adams (i) is not living at the time of Retiree's death or was not married to Retiree at the time of Retiree's death, or (ii) Retiree's spouse Mary M. Adams should subsequently die, to Retiree's estate, amounts equal to the remaining unpaid 1998 Retirement Compensation and Post-1998 Retirement Compensation (exclusive of benefits) to be paid or provided to Retiree under subparagraphs (1) and (2) of Paragraph (a) of this Section 2, respectively, which would have been paid to Retiree had he not died, with said amounts to be paid as and when they would have been paid to Retiree had he not died.

3. Pension Benefits. Retiree shall be entitled to receive, and this Agreement shall not affect, Retiree's benefits payable under the Corporation's Revised Pension Plan, 401(k) Retirement Savings Plan and Supplemental Retirement Benefit Plan, which benefits shall be paid at the times and in the manner as Retiree has or may hereafter elect under the terms of said Plans.

4. Exercise of Stock Options. Effective upon Retiree's retirement from the active employment by the Corporation, all options granted by the Corporation to Retiree for the purchase of the Corporation's stock pursuant to the Corporation's 1993 Executive Long-Term Incentive Plan (the "1993 Plan"), or any predecessor stock option plan sponsored by the Corporation, were immediately vested and non-cancellable, and may be exercised by Retiree at any time on or before April 1, 2001 in the manner specified in the 1993 Plan or predecessor stock option plan. The Corporation acknowledges that Retiree possesses the following options to purchase shares of the Corporation's common stock:

              (1)     Option dated July 24, 1991, to purchase 11,000 shares of
                  the Corporation's common stock at a price of $26.375 per share.

              (2)     Option dated July 28, 1993, to purchase 14,300 shares of
                  the Corporation's common stock at a price of $27.50 per share.

              (3)     Option dated January 26, 1994, to purchase 16,900 shares
                  of the Corporation's common stock at a price of $27.4375 per share.

              (4)     Option dated January 25, 1995, to purchase 18,000 shares
                  of the Corporation's common stock at a price of $30.00 per share.

              (5)     Option dated January 24, 1996, to purchase 19,800 shares
                  of the Corporation's common stock at a price of $27.25 per share.

              (6)     Option dated January 22, 1997, to purchase 19,400 shares
                  of the Corporation's common stock at a price of $30.875 per share.

              (7)     Option dated January 28, 1998, to purchase 24,600 shares
                  of the Corporation's common stock at a price of $24.375 per share.

5. Tax and Financial Planning. The Corporation shall pay the reasonable attorneys' fees and expenses incurred by Retiree for the review of this Agreement and the provision of advice to Retiree with respect thereto. In addition, the Corporation shall pay the reasonable fees and expenses of Retiree's attorneys, accountants and financial advisors incurred and paid on or before December 31, 1998, with respect to Retiree's financial and estate planning.


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6.       Covenant Not to Compete. Commencing upon the execution of this
         Agreement and continuing for the period during which the Corporation shall pay employment or retirement compensation to Retiree, Retiree shall not, directly or indirectly, individually or as a partner, corporate employee, member, stockholder (other than as a shareholder of less than 1% of a corporation whose shares are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934), officer, director, consultant or advisor, work for or lend assistance to a competitor of the Corporation engaged in manufacturing, marketing, selling or distributing activewear, athletic uniforms, better knit shirts or licensed sports apparel, or solicit any business from any customer of the Corporation for or on behalf of any such competitor of the Corporation. It is further agreed that due to the irreparable injury and damage to the Corporation resulting from Retiree's violation of this covenant, the Corporation will be entitled to injunctive relief against the violation by Retiree of this covenant in addition to all other remedies otherwise available to the Corporation. If any court of competent jurisdiction should hold that the restrictions contained in this Section 6 are unreasonable, said restrictions shall be deemed to be reduced, but only to the extent necessary, in the opinion of said court, to make them reasonable.

7. Confidential Information. Retiree agrees that all confidential information that comes into his possession by reason of his employment by the Corporation is the property of the Corporation. Retiree shall not, during the term of this Agreement or thereafter, disclose or acknowledge the content of any confidential information to any person other than an employee of the Corporation who is authorized to possess such confidential information or Retiree's advisors, such as accountants or attorneys. For the purposes of this Section 7, "confidential information" shall include all information relating to the operations of the Corporation which has not been specifically designated for release to the public by an authorized representative of the Corporation, including, without limitation, trade secrets, plans, pricing information, customer lists and other information developed by or originated by the Corporation for its own use.

8. Offers to Personnel. Retiree acknowledges that the employees of the Corporation have been and will be trained at great expense by the Corporation, and the Corporation has a compelling interest in maintaining its contractual relationship and expectation of future contractual relationship with its employees. In addition, if the employees of the Corporation were to terminate their relationship with the Corporation and render services to Retiree, Retiree would be unfairly benefitted without adequate compensation to the Corporation, by the investment of the Corporation. Accordingly, Retiree covenants that he shall not from the date hereof through the last day of the calendar month in which Retiree's 65th birthday occurs, directly or indirectly, impair or initiate any attempt to impair the relationship or expectancy of a continuing relationship which exists or will exist between the Corporation and its employees or make offers or contracts of employment or offers or contracts for services with such employees or with any partnership, corporation or association through which such employees may render services or employment to Retiree.

9. Resignation as Trustee. Retiree hereby resigns, effective immediately, as a trustee under the Corporation's Revised Pension Plan and under all other employee benefit plans or trusts, if any, of which he serves as trustee or other fiduciary.

10. Release and Indemnification. The Corporation, on its own behalf and on behalf of its subsidiaries, affiliates, successors and assigns,
         (i) releases, acquits and forever discharges Retiree, his successors, assigns and personal representatives, for any and all claims, actions, causes of actions, demands, damages, costs and expenses whatsoever, which the Corporation, or anyone acting by it or on its behalf, has, may have or which may hereafter accrue, and (ii) agrees to defend and indemnify Retiree, his successors, assigns and personal representatives, against and hold them harmless from any and all claims, actions, causes of action, demands, costs and expenses whatsoever, which in any way arise out of or relate to Retiree's service as a trustee of any employee benefit or retirement plan sponsored by the Corporation.


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11.           Notices. Any notice required or permitted to be given under this
         Agreement shall be in writing and placed in the United States Certified Mail, addressed to the party entitled to receive said notice, at the following addresses:

         (a)      If to Retiree:

                  John C. Adams
                  190 Willow Lane
                  Alexander City, Alabama 35010

         (b)      If to the Corporation:

                  Russell Corporation
                  755 Lee Street
                  P. O. Box 272
                  Alexander City, Alabama 35011-0272

or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 11.

12. Assignment. Neither this Agreement, nor the rights or obligations of any party hereunder, may be assigned without the prior written consent of the other party; provided that in the event the Corporation is merged into another corporation or all or substantially all of the Corporation's assets are transferred to another corporation, such other corporation shall assume all of the obligations of the Corporation hereunder, and such transaction shall not require the consent of Retiree for the rights of the Corporation hereunder to be assigned to such other corporation.

13. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

14. Section Headings. The headings of the sections of this Agreement are solely for the purpose of convenience and are not a part hereof, and shall not be used in the construction or interpretation of any provision.

15. Modifications. This Agreement may not be changed or modified, nor may any provision hereof be waived, except by an agreement in writing executed by the party against whom enforcement of the change, modification or waiver is asserted.

16. Succession. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns.

17. Governing Law. This Agreement shall be construed and interpreted under, and the rights and obligations of the parties hereunder shall be controlled and governed by, the laws of the State of Alabama.

18. Severability. Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, paragraph, clause or term of this Agreement is void or unenforceable in whole or as applied in a particular situation, such determination shall not effect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect in such situation, and all provisions of this Agreement shall remain in full force and effect in any and all other situations.




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         IN WITNESS WHEREOF, Retiree and the Corporation have executed, or caused to be executed, this Agreement as of the date herein first above written.



                                             "RETIREE"



/s/ Steve R. Forehand                        /s/ John C. Adams
--------------------------------------------------------------
                                    Witness      John C. Adams



                                             "EMPLOYER"

ATTEST:                                      RUSSELL CORPORATION, AN ALABAMA
                                             CORPORATION



By: /s/ Steve R. Forehand                    By: /s/ John F. Ward
    ---------------------                        ----------------
                                       Its Secretary
                                                 Its Chairman, President and CEO
                                                 -------------------------------








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